Exhibit 99.1

RISK FACTORS

Risks Related to Our Investment Activities

Our current business is subject to a high degree of risk. Our assets and liabilities are subject to increasing risk due to the impact of market turmoil in commercial real estate. Our efforts to stabilize our business with the restructuring of our debt obligations may not be successful as our balance sheet portfolio is subject to the risk of further deterioration and ongoing turmoil in the financial markets.

Our portfolio is comprised of debt and related interests, directly or indirectly secured by commercial real estate. A significant portion of these investments are in subordinate positions, increasing the risk profile of our investments as underlying property performance deteriorates. Furthermore, we have leveraged our portfolio at the corporate level, effectively further increasing our exposure to loss on our investments. The recent financial market turmoil and economic recession has resulted in a material deterioration in the value of commercial real estate and dramatically reduced the amount of capital to finance the commercial real estate industry (both at the property and corporate level). Given the composition of our portfolio, the leverage in our capital structure and the continuing negative impact of the commercial real estate market turmoil, the risks associated with our business have dramatically increased. Even with our March 2009 and March 2011 debt restructurings, we may not be able to satisfy our obligations to our lenders. The impact of the economic recession on the commercial real estate sector in general, and our portfolio in particular, cannot be predicted and we expect to experience significant defaults by borrowers and other impairments to our investments. These events may trigger defaults under our restructured debt obligations that may result in the exercise of remedies that may cause severe (and potentially complete) losses in the book value of our investments. Therefore, an investment in our class A common stock is subject to a high degree of risk.

We need to recapitalize our business in order to commence balance sheet investment activity and this may involve a high cost of capital and significant dilution to our shareholders.

In order to commence balance sheet investment activity, we will need to obtain substantial additional capital for which we can provide no assurances. The capital markets have not completely recovered from the financial crisis and even if we can access the capital markets, any new capital we raise may be at a high cost and/or involve significant dilution to our shareholders.

The U.S. and other financial markets have been in turmoil, and the U.S. and other economies in which we invest are in the midst of a weak recovery from the recent severe recession that can be expected to negatively impact our operations.

The U.S. and other financial markets have been experiencing extreme dislocations and a severe contraction in available liquidity globally as important segments of the credit markets are frozen as lenders are unwilling or unable to originate new credit. Global financial markets have been disrupted by, among other things, volatility in security prices, credit rating downgrades, sovereign debt default concerns, currency devaluation, and the failure and near failure of a number of large financial institutions and declining valuations, and this disruption has been acute in real estate related markets. This disruption has lead to a decline in business and consumer confidence and increased unemployment and has precipitated a severe economic recession around the globe where recoveries have been weak and may not be sustained. As a consequence, owners and operators of commercial real estate that secure or back our investments have experienced distress and commercial real estate values have declined substantially. We are unable to predict the likely duration or severity of the current disruption in financial markets and adverse economic conditions which could materially and adversely affect our business, financial condition and results of operations, including leading to significant impairment to our assets and our ability to generate income.

Our existing loans and investments expose us to a high degree of risk associated with investing in real estate assets.

Real estate historically has experienced significant fluctuations and cycles in performance that may result in reductions in the value of our real estate related investments. The performance and value of our loans and investments once originated or acquired by us depends upon many factors beyond our control. The ultimate performance and value of our investments is subject to the varying degrees of risk generally incident to the ownership and operation of the properties which collateralize or support our investments. The ultimate performance and value of our loans and investments depends upon, in large part, the commercial property owner’s ability to operate the property so that it produces sufficient cash flows necessary either to pay the interest and principal due to us on our loans and investments or pay us as an equity advisor. Revenues and cash flows may be adversely affected by:

•	changes in national economic conditions;

•	changes in local real estate market conditions due to changes in national or local economic conditions or changes in local property market characteristics;

•	the extent of the impact of the current turmoil in the financial markets, including the lack of available debt financing for commercial real estate;

•	tenant bankruptcies;

•	competition from other properties offering the same or similar services;

•	changes in interest rates and in the state of the debt and equity capital markets;

•	the ongoing need for capital improvements, particularly in older building structures;

•	changes in real estate tax rates and other operating expenses;

•
adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters, and acts of war or terrorism, which may decrease the availability of or increase the cost of insurance or result in uninsured losses;

•	adverse changes in zoning laws;

•	the impact of present or future environmental legislation and compliance with environmental laws;

•	the impact of lawsuits which could cause us to incur significant legal expenses and divert management’s time and attention from our day-to-day operations; and

•	other factors that are beyond our control and the control of the commercial property owners.

In the event that any of the properties underlying or collateralizing our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments, our profitability and the market price of our class A common stock would be negatively impacted. In addition, our restructured debt obligations contain covenants which limit the amount of protective investments we may make to preserve value in collateral securing our investments.

A prolonged economic slowdown, a lengthy or severe recession characterized by a weak recovery, a continuing credit crisis, or declining real estate values could harm our operations or may adversely affect our liquidity.

We believe the risks associated with our business are more severe during periods of economic slowdown or recession like those we are currently experiencing, particularly if these periods are accompanied by declining real estate values. The recent dislocation of the global credit markets and anticipated collateral consequences to commercial activity of businesses unable to finance their operations as required has lead to a weakening of general economic conditions and precipitated declines in real estate values and otherwise exacerbated troubled borrowers’ ability to repay loans in our portfolio or backing our CMBS. We have made loans to hotels, an industry whose performance has been severely impacted by the recent recession. Declining real estate values would likely reduce the level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties, which in turn could lead to fewer opportunities for our investment. Borrowers may also be less able to pay principal and interest on our loans as the real estate economy continues to weaken. Continued weakened economic conditions could negatively affect occupancy levels and rental rates in the markets in which the collateral supporting our investments are located, which, in turn, may have a material adverse impact on our cash flows and operating results of our borrowers. Further, declining real estate values like those occurring in the commercial real estate sector significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our basis in the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to operate our investment management business, which would significantly harm our revenues, results of operations, financial condition, liquidity, business prospects and our share price.

We are exposed to the risks involved with making subordinated investments.

Our subordinated investments involve the risks attendant to investments consisting of subordinated loans and similar positions. Subordinate positions incur losses before the senior positions in a capital structure and, as a result, foreclosures on the underlying collateral can reduce or eliminate the proceeds available to satisfy our subordinate investment. Also, in certain cases where we experience appraisal reductions, we may lose our controlling class status or special servicer designation rights. In many cases, management of our investments and our remedies with respect thereto, including the ability to foreclose on or direct decisions with respect to the collateral securing such investments, is subject to the rights of senior lenders and the rights set forth in inter-creditor or servicing agreements. Our interests and those of the senior lenders and other interested parties may not be aligned, which can lead to disputes and litigation.

We are subject to counterparty risk associated with our debt obligations and interest rate swaps.

Our counterparties for these critical financial relationships include both domestic and international financial institutions. Many of them have been severely impacted by the credit market turmoil and have been experiencing financial pressures. In some cases, our counterparties have filed bankruptcy, leading to financial losses for us.

We may guarantee many of our debt and contingent obligations.

We may guarantee the performance of many of our obligations, including, but not limited to, our repurchase agreements, derivative agreements, obligations to co-invest in our investment management vehicles and unsecured indebtedness. The non-performance of such obligations may cause losses to us in excess of the capital we initially may have invested or committed under such obligations and there is no assurance that we will have sufficient capital to cover any such losses.

Our success depends on the availability of attractive investments and our ability to identify, structure, consummate, leverage, manage and realize returns on attractive investments.

Our operating results are dependent upon the availability of, as well as our ability to identify, structure, consummate, leverage, manage and realize returns on, credit sensitive investment opportunities for our managed vehicles and our balance sheet assuming we are able to resume balance sheet investment activity. In general, the availability of desirable investment opportunities and, consequently, our balance sheet returns and our investment management vehicles’ returns, will be affected by the level and volatility of interest rates, conditions in the financial markets, general economic conditions, the demand for credit sensitive investment opportunities and the supply of capital for such investment opportunities. We cannot make any assurances that we will be successful in identifying and consummating investments which satisfy our rate of return objectives or that such investments, once consummated, will perform as anticipated. In addition, if we are not successful in investing for our investment management vehicles, the potential revenues we earn from management fees and co-investment returns will be reduced. We may expend significant time and resources in identifying and pursuing targeted investments, some of which may not be consummated.

The real estate investment business is highly competitive. Our success depends on our ability to compete with other providers of capital for real estate investments.

Our business is highly competitive. Competition may cause us to accept economic or structural features in our investments that we would not have otherwise accepted and it may cause us to search for investments in markets outside of our traditional product expertise. We compete for attractive investments with traditional lending sources, such as insurance companies and banks, as well as other REITs, specialty finance companies and private equity vehicles with similar investment objectives, which may make it more difficult for us to consummate our target investments. Many of our competitors have greater financial resources and lower costs of capital than we do, which provides them with greater operating flexibility and a competitive advantage relative to us.

Our loans and investments may be subject to fluctuations in interest rates which may not be adequately protected, or protected at all, by our hedging strategies.

Our current balance sheet investments include loans with both floating interest rates and fixed interest rates. Floating rate investments earn interest at rates that adjust from time to time (typically monthly) based upon an index (typically one month LIBOR). These floating rate loans are insulated from changes in value specifically due to changes in interest rates; however, the coupons they earn fluctuate based upon interest rates (again, typically one month LIBOR) and, in a declining and/or low interest rate environment, these loans will earn lower rates of interest and this will impact our operating performance. Fixed interest rate investments, however, do not have adjusting interest rates and, as prevailing interest rates change, the relative value of the fixed cash flows from these investments will cause potentially significant changes in value. We may employ various hedging strategies to limit the effects of changes in interest rates (and in some cases credit spreads), including engaging in interest rate swaps, caps, floors and other interest rate derivative products. We believe that no strategy can completely insulate us or our investment management vehicles from the risks associated with interest rate changes and there is a risk that they may provide no protection at all and potentially compound the impact of changes in interest rates. Hedging transactions involve certain additional risks such as counterparty risk, the legal enforceability of hedging contracts, the early repayment of hedged transactions and the risk that unanticipated and significant changes in interest rates may cause a significant loss of basis in the contract and a change in current period expense. We cannot make assurances that we will be able to enter into hedging transactions or that such hedging transactions will adequately protect us or our investment management vehicles against the foregoing risks.

Accounting for derivatives under GAAP is extremely complicated. Any failure by us to account for our derivatives properly in accordance with GAAP on our consolidated financial statements could adversely affect our earnings. In particular, cash flow hedges which are not perfectly correlated (and appropriately designated and/or documented as such) with a variable rate financing will impact our reported income as gains, and losses on the ineffective portion of such hedges.

Our use of leverage may create a mismatch with the duration and index of the investments that we are financing.

We attempt to structure our leverage to minimize the difference between the term of our investments and the leverage we use to finance each investment. In March 2009 and March 2011, we restructured our recourse debt obligations; however, there can be no assurances that our restructuring will enable the successful collection of our assets. The risks of a duration mismatch are further magnified by the trends we are experiencing in our portfolio which results from extending loans made to our borrowers in order to maximize the likelihood and magnitude of our recovery on our assets. This trend effectively extends the duration of our assets, while our liabilities have set maturity dates.

Our loans and investments are illiquid, which will constrain our ability to vary our portfolio of investments.

Our real estate investments and structured financial product investments are relatively illiquid and some are highly illiquid. Such illiquidity may limit our ability to vary our portfolio or our investment management vehicles’ portfolios of investments in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments as well as the legal or contractual restrictions on their resale. In addition, illiquidity may result from the decline in value of a property securing these investments. We cannot make assurances that the fair market value of any of the real property serving as security will not decrease in the future, leaving our or our investment management vehicles’ investments under-collateralized or not collateralized at all, which could impair the liquidity and value, as well as our return on such investments.

We may not have control over certain of our loans and investments.

Our ability to manage our portfolio of loans and investments may be limited by the form in which they are made. In certain situations, we or our investment management vehicles may:

•	acquire investments subject to rights of senior classes and servicers under inter-creditor or servicing agreements;

•	acquire only a minority and/or a non-controlling participation in an underlying investment;

•	co-invest with third parties through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

•	rely on independent third party management or strategic partners with respect to the management of an asset.

Therefore, we may not be able to exercise control over the loan or investment. Such financial assets may involve risks not present in investments where senior creditors, servicers or third party controlling investors are not involved. Our rights to control the process following a borrower default may be subject to the rights of senior creditors or servicers whose interests may not be aligned with ours. A third party partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals which are inconsistent with ours and those of our investment management vehicles, or may be in a position to take action contrary to our or our investment management vehicles’ investment objectives. In addition, we and our investment management vehicles may, in certain circumstances, be liable for the actions of our third party partners or co-venturers.

Developments with our CDO financings have negatively impacted our cash flow.

The terms of CDOs generally provide that the principal amount of investments must exceed the principal balance of the related bonds by a certain amount and that interest income must exceed interest expense by a certain ratio. Certain of our CT CDOs provide that, if defaults, losses, or rating agency downgrades cause a decline in collateral value or cash flow levels, the cash flow otherwise payable to our retained subordinated classes may be redirected to repay classes of CDOs senior to ours until the tests are returned to compliance. We have breached these tests and cash flow has been redirected for three of our four CT CDOs and there can be no assurances that this will not occur with the remaining CT CDO. Once breached there is no certainty about when or if the cash flow redirection will remedy the tests’ failure or that cash flow will be restored to our subordinated classes. Other than collateral management fees, we currently receive cash payments from only one of our four CDOs, CDO III, which has caused a material deterioration in our cash flow available for operations, debt service, debt repayments and unfunded loan and fund management commitments.

We may be required to repurchase loans that we have sold or to indemnify holders of our CDOs.

If any of the loans we originate or acquire and sell or securitize through our CT CDOs do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase those loans or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to carry on our books, and our ability to borrow against such assets is limited. Any significant repurchases or indemnification payments could adversely affect our financial condition and operating results.

The commercial mortgage and mezzanine loans we originate or acquire and the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us.

Our commercial mortgage and mezzanine loans are secured by commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things, tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, and changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

Our investments in subordinated commercial mortgage backed securities and similar investments are subject to losses.

In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property and then by the most junior security holder, referred to as the “first loss” position. In the event of default and the exhaustion of any equity support and any classes of securities junior to those in which we invest (and in some cases we may be invested in the junior-most classes of securitizations), we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage backed securities, the securities in which we invest may incur significant losses. Subordinate interests generally are not actively traded and are relatively illiquid investments and recent volatility in CMBS trading markets has caused the value of these investments to decline.

The prices of lower credit quality CMBS are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns and underlying borrower developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality CMBS because the ability of borrowers to make principal and interest payments on the mortgages underlying the mortgage backed securities may be impaired, as has occurred throughout the recent economic recession and weak recovery. In such event, existing credit support in the securitization structure may be insufficient to protect us against the loss of our principal on these securities.

We may have difficulty or be unable to sell some of our loans and commercial mortgage backed securities.

A prolonged period of frozen capital markets, decline in commercial real estate values and an out of favor real estate sector may prevent us from selling our loans and CMBS. Given the terms of our March 2011 debt restructuring, we may be forced to sell assets in order to meet required debt reduction levels. If the market for real estate loans and CMBS is disrupted or dislocated, this may be difficult or impossible, causing further losses or events of default.

The impact of the events of September 11, 2001 and the effect thereon on terrorism insurance expose us to certain risks.

The terrorist attacks on September 11, 2001 disrupted the U.S. financial markets, including the real estate capital markets, and negatively impacted the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have a further adverse impact on the U.S. financial markets and the economy generally. We cannot predict the severity of the effect that such future events would have on the U.S. financial markets, the economy or our business.

In addition, the events of September 11, 2001 created significant uncertainty regarding the ability of real estate owners of high profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. This led to the creation of The Terrorism Risk Insurance Act of 2002, to provide a federal backstop against insurance claims related to acts of terrorism. This law was extended in December 2007 and then again under a new law, the Terrorism Risk Insurance Program Reauthorization Act, or TRIPRA, which expires in 2014. There is no assurance that TRIPRA will be extended beyond 2014. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

The economic impact of any future terrorist attacks could also adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to such adverse effects than others. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our results of operations.

There are increased risks involved with construction lending activities.

We originate loans for the construction of commercial and residential use properties. Construction lending generally is considered to involve a higher degree of risk than other types of lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion of a project, the dependency upon the successful operation of the project (such as achieving satisfactory occupancy and rental rates) for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity.

Some of our investments and investment opportunities may be in synthetic form.

Synthetic investments are contracts between parties whereby payments are exchanged based upon the performance of an underlying obligation. In addition to the risks associated with the performance of the obligation, these synthetic interests carry the risk of the counterparty not performing its contractual obligations. Market standards, GAAP accounting methodology, regulatory oversight and compliance requirements, tax and other regulations related to these investments are evolving, and we cannot be certain that their evolution will not adversely impact the value or sustainability of these investments. Furthermore, our ability to invest in synthetic investments, other than through taxable REIT subsidiaries, may be severely limited by the REIT qualification requirements because synthetic investment contracts generally are not qualifying assets and do not produce qualifying income for purposes of the REIT asset and income tests.

Risks Related to Our Investment Management Business and Management of CDOs

Our current financial condition may adversely impact our investment management business.

In large part, our ability to raise capital and garner other investment management and advisory business is dependent upon our reputation as a balance sheet manager and credit underwriter, as well as the ability to demonstrate that we have the resources to manage and co-invest in our internal funds. Our recent losses and our March 2009 and March 2011 debt restructurings may have a negative impact on our reputation. In addition, further credit deterioration in our balance sheet portfolio and our overall financial condition could jeopardize our status as an approved special servicer by the three major rating agencies, which would impair our ability to generate future servicing revenues.

We are subject to risks and uncertainties associated with operating our investment management business, and we may not achieve the investment returns that we expect.

We will encounter risks and difficulties as we operate our investment management business. In order to achieve our goals as an investment manager, we must:

•	manage our investment management vehicles successfully by investing their capital in suitable investments that meet their respective investment criteria;

•	actively manage the assets in our portfolios in order to realize targeted performance;

•	create incentives for our management and professional staff to develop and operate the investment management business; and

•	structure, sponsor and capitalize future investment management vehicles that provide investors with attractive investment opportunities.

If we do not successfully operate our investment management business to achieve the investment returns that we or the market anticipates, our results of operations may be adversely impacted.

We may expand our investment management business to involve other investment classes where we do not have prior investment experience. We may find it difficult to attract third party investors without a performance track record involving such investments. Even if we attract third party capital, there can be no assurance that we will be successful in deploying the capital to achieve targeted returns on the investments.

We face substantial competition from established participants in the private equity market as we offer investment management vehicles to third party investors.

We face significant competition from large financial and other institutions that have proven track records in marketing and managing vehicles and otherwise have a competitive advantage over us because they have access to pre-existing third party investor networks into which they can channel competing investment opportunities. If our competitors offer investment products that are competitive with products offered by us, we will find it more difficult to attract investors and to capitalize our investment management vehicles.

Our investment management vehicles are subject to the risk of defaults by third party investors on their capital commitments.

The capital commitments made by third party investors to our investment management vehicles represent unsecured promises by those investors to contribute cash to the investment management vehicles from time to time as investments are made by the investment management vehicles. Accordingly, we are subject to general credit risks that the investors may default on their capital commitments. If defaults occur, we may not be able to close loans and investments we have identified and negotiated or make protective advances to support existing investments which could materially and adversely affect the investment management vehicles’ investment program or make us liable for breach of contract, in either case to the detriment of our franchise in the private equity market.

CTIMCO’s role as collateral manager for our CT CDOs and investment manager for our funds may expose us to liabilities to investors.

We are subject to potential liabilities to investors as a result of CTIMCO’s role as collateral manager for our CT CDOs and our investment management business generally. In serving in such roles, we could be subject to claims by CDO investors and investors in our funds that we did not act in accordance with our duties under our CT CDO and investment fund documentation or that we were negligent in taking or refraining from taking actions with respect to the underlying collateral in our CT CDOs or in making investments. In particular, the discretion that we exercise in managing the collateral for our CT CDOs and the investments in our investment management business could result in a liability due to the current negative conditions in the commercial real estate market and the inherent uncertainties surrounding the course of action that will result in the best long term results with respect to such collateral and investments. This risk could be increased due to the affiliated nature of our roles. If we were found liable for our actions as collateral manager or investment manager and we were required to pay significant damages to our CT CDO and investment advisory investors, our financial condition could be materially adversely effected.

Our investment management agreements contain “clawback” provisions which may require repayment of incentive management fees previously received by us.

As part of our investment management business we earn incentive fees based on the performance of certain of our investment management vehicles. The investment management agreements which govern our relationships with these vehicles contain “clawback” provisions which may require the repayment of incentive fees previously received by us. If certain predetermined performance thresholds are not met upon the ultimate dissolution of such entities, we could be required to refund either a portion, or all of incentive fees previously received.

Risks Related to Our Company

We are dependent upon our senior management team to develop and operate our business.

Our ability to develop and operate our business depends to a substantial extent upon the experience, relationships and expertise of our senior management and key employees. We cannot assure you that these individuals will remain in our employ. Our chief executive officer, Stephen D. Plavin, our chief financial officer, Geoffrey G. Jervis, and our chief credit officer, Thomas C. Ruffing, are currently not employed pursuant to employment agreements. There can be no assurance that Messrs. Plavin, Jervis, and Ruffing will enter into new employment agreements pursuant to which they agree to long-term employment with us. In addition, the departure of any two of Messrs. Plavin, Jervis, and Ruffing from their employment with us constitutes an event of default under our restructured debt obligations unless we hire suitable replacements acceptable to the lenders.

There may be conflicts between the interests of our investment management vehicles and us.

We are subject to a number of potential conflicts between our interests and the interests of our investment management vehicles. We are subject to potential conflicts of interest in the allocation of investment opportunities between our balance sheet, once our balance sheet investment activity resumes, and our investment management vehicles. In addition, we may make investments that are senior or junior to, participations in, or have rights and interests different from or adverse to, the investments made by our investment management vehicles. Our interests in such investments may conflict with the interests of our investment management vehicles in related investments at the time of origination or in the event of a default or restructuring of the investment. Finally, our officers and employees may have conflicts in allocating their time and services among us and our investment management vehicles.

We must manage our portfolio in a manner that allows us to rely on an exclusion from registration under the Investment Company Act of 1940 in order to avoid the consequences of regulation under that Act.

We rely on an exclusion from registration as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Under this exclusion, we are required to maintain, on the basis of positions taken by the SEC staff in interpretive and no-action letters, a minimum of 55% of the value of the total assets of our portfolio in “mortgages and other liens on and interests in real estate,” which we refer to as “Qualifying Interests,” and a minimum of 80% in Qualifying Interests and real estate related assets. Because registration as an investment company would significantly affect our ability to engage in certain transactions or to organize ourselves in the manner we are currently organized, we intend to maintain our qualification for this exclusion from registration. In the past, based on SEC staff positions, when required due to the mix of assets in our balance sheet portfolio, we have purchased agency residential mortgage backed securities that represent the entire beneficial interests in the underlying pools of whole residential mortgage loans, which we treat as Qualifying Interests. Investments in such pools of whole residential mortgage loans may not represent an optimum use of our investable capital when compared to the available investments we target pursuant to our investment strategy. These investments present additional risks to us, and these risks are compounded by our inexperience with such investments. We continue to analyze our investments and may acquire other pools of whole loan residential mortgage backed securities when and if required for compliance purposes.

We treat certain of our investments in CMBS, B Notes and mezzanine loans as Qualifying Interests for purposes of determining our eligibility for the exclusion provided by Section 3(c)(5)(C) to the extent such treatment is consistent with guidance provided by the SEC or its staff. In the absence of such guidance that otherwise supports the treatment of these investments as Qualifying Interests, we will treat them, for purposes of determining our eligibility for the exclusion provided by Section 3(c)(5)(C), as real estate related assets or miscellaneous assets, as appropriate.

We understand the SEC staff has recently reconsidered its interpretive policy under Section 3(c)(5)(C) and whether to advance rulemaking to define the basis for the exclusion. We cannot predict the outcome of this reconsideration or potential rulemaking initiative and its impact on our ability to rely on the exclusion.

In light of the lack of on-balance sheet investment activity since 2009, our Qualifying Interests asset base continues to repay without the addition of newly originated Qualified Interests, making it more difficult for us to continue to comply with the current exclusion.

If our portfolio does not comply with the requirements of the exclusion we rely upon, we could be forced to alter our portfolio by selling or otherwise disposing of a substantial portion of the assets that are not Qualifying Interests or by acquiring a significant position in assets that are Qualifying Interests. Altering our portfolio in this manner may have an adverse effect on our investments if we are forced to dispose of or acquire assets in an unfavorable market and may adversely affect our stock price. Separately, we may need to avail ourselves of alternative exclusions and exemptions which may require a change in the organizational structure of our business.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company and limitations on corporate leverage that would have an adverse impact on our investment returns.

Changes in accounting pronouncements have materially changed the presentation and content of our financial statements.

Beginning January 1, 2010, we adopted new accounting guidance which required us to consolidate certain securitization trust entities in which we have subordinate investments. This consolidation resulted in a significant increase to our GAAP-basis assets and liabilities, which may be misleading to readers of our financial statements. In addition, we are required to record losses under GAAP on consolidated assets which may be in excess of our economic interest in the respective consolidated entities.

We may not have sufficient cash flow to satisfy our tax liability arising from the use of CDO financing.

Due to the redirection provisions of our CDOs, which reallocate principal and interest otherwise distributable to us to repay senior note holders, assets financed through our CDOs may generate current taxable income without a corresponding cash distribution to us. In order to raise the cash necessary to meet our tax and/or distribution requirements, we may be required to borrow funds, sell a portion of our assets at disadvantageous prices or find other alternatives. In any case, there can be no assurances that we will be able to generate sufficient cash from these endeavors to meet our tax and/or distribution requirements.

In the event we experience an “ownership change” for purposes of Section 382 of the Internal Revenue Code, of 1986, as amended, our ability to utilize our net operating losses and net capital losses against future taxable income will be limited, increasing our dividend distribution requirement for which we may not have sufficient cash flow.

We have substantial net operating and net capital loss carry forwards which we use to offset our tax and/or distribution requirements. In the event that we experience an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, our ability to use these losses will be effectively eliminated. An “ownership change” is determined based upon the changes in ownership that occur in our class A common stock for a trailing three year period. Such ownership change provisions may be triggered by regular trading activity in our common stock, and are generally beyond our control. The issuance of our preferred stock purchase rights pursuant to our tax preservation shareholder rights plan deters but does not prevent such an ownership change. In addition, such efforts to preserve these tax benefits may significantly constrain our ability to raise additional capital through offerings of class A common stock.

Risks Relating to Our Class A Common Stock

Sales or other dilution of our equity may adversely affect the market price of our class A common stock.

In connection with restructuring our debt obligations, we issued warrants to purchase 3,479,691 shares of our class A common stock, which represents approximately 15.3% of our outstanding class A common stock as of July 29, 2011. These warrants become exercisable on March 16, 2012. The market price of our class A common stock could decline as a result of sales of a large number of shares of class A common stock acquired upon exercise of the warrants in the market. If the warrants are exercised, the issuance of additional shares of class A common stock would dilute the ownership interest of our existing shareholders.

Because a limited number of shareholders, including members of our management team, own a substantial number of our shares, they may make decisions or take actions that may be detrimental to your interests.

Our executive officers and directors, along with vehicles for the benefit of their families, collectively own and control 1,169,919 shares of our common stock representing approximately 5.2% of our outstanding common stock as of October 28, 2011. W. R. Berkley Corporation, or WRBC, which employs one of our directors, owns 3,843,413 shares of our common stock, which represents approximately 16.9% of our outstanding common stock as of October 28, 2011. By virtue of their voting power, these shareholders have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to shareholders for approval, including the election of our directors, amendments to our charter, mergers, sales of assets and other acquisitions or sales. The influence exerted by these shareholders over our affairs might not be consistent with the interests of some or all of our other shareholders. In addition, the concentration of ownership in our officers or directors or shareholders associated with them may have the effect of delaying or preventing a change in control of our company, including transactions in which you might otherwise receive a premium for your class A common stock, and might negatively affect the market price of our class A common stock.

Some provisions of our charter and bylaws, tax benefits preservation rights plan and Maryland law may deter takeover attempts, which may limit the opportunity of our shareholders to sell their shares at a favorable price.

Some of the provisions of our charter and bylaws and Maryland law discussed below could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders by providing them with the opportunity to sell their shares at a premium to the then current market price.

Issuance of Preferred Stock Without Shareholder Approval. Our charter authorizes our board of directors to authorize the issuance of up to 100,000,000 shares of preferred stock and up to 100,000,000 shares of class A common stock. Our charter also authorizes our board of directors, without shareholder approval, to classify or reclassify any unissued shares of our class A common stock and preferred stock into other classes or series of stock and to amend our charter to increase or decrease the aggregate number of shares of stock of any class or series that may be issued. Our board of directors, therefore, can exercise its power to reclassify our stock to increase the number of shares of preferred stock we may issue without shareholder approval. Preferred stock may be issued in one or more series, the terms of which may be determined without further action by shareholders. These terms may include preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption. The issuance of any preferred stock, however, could materially adversely affect the rights of holders of our class A common stock and, therefore, could reduce the value of the class A common stock. In addition, specific rights granted to future holders of our preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The power of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current shareholders’ control.

Advance Notice Bylaw. Our bylaws contain advance notice procedures for the introduction of business and the nomination of directors. These provisions could discourage proxy contests and make it more difficult for you and other shareholders to elect shareholder-nominated directors and to propose and approve shareholder proposals opposed by management.

Maryland Takeover Statutes. We are subject to the Maryland Business Combination Act which could delay or prevent an unsolicited takeover of us. The statute substantially restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of our board of directors even if such transaction would be beneficial to shareholders. “Business combinations” between such a third party acquirer or its affiliate and us are prohibited for five years after the most recent date on which the acquirer or its affiliate becomes an “interested shareholder.” An “interested shareholder” is defined as any person who beneficially owns 10 percent or more of our shareholder voting power or an affiliate or associate of ours who, at any time within the two-year period prior to the date interested shareholder status is determined, was the beneficial owner of 10 percent or more of our shareholder voting power. If our board of directors approved in advance the transaction that would otherwise give rise to the acquirer or its affiliate attaining such status, the acquirer or its affiliate would not become an interested shareholder and, as a result, it could enter into a business combination with us. Our board of directors could choose not to negotiate with an acquirer if the board determined in its business judgment that considering such an acquisition was not in our strategic interests. Even after the lapse of the five-year prohibition period, any business combination with an interested shareholder must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by shareholders; and

•	two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder and affiliates and associates thereof.

The super-majority vote requirements do not apply if the transaction complies with a minimum price requirement prescribed by the statute.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that an interested shareholder becomes an interested shareholder. Our board of directors has exempted any business combination involving a limited liability company indirectly controlled by a trust for the benefit of Samuel Zell, our chairman of the board, and his family and approved in advance, the issuance of shares to WRBC. As a result, these parties may enter into business combinations with us without compliance with the super-majority vote requirements and the other provisions of the statute.

We are also subject to the Maryland Control Share Acquisition Act. With certain exceptions, the Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiring person or by our officers or by our directors who are our employees, and may be redeemed by us. “Control shares” are voting shares which, if aggregated with all other shares owned or voted by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the specified ranges of voting power. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the “control shares” in question. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer may then vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are not a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws. Our bylaws contain a provision exempting certain holders identified in our bylaws from this statute, including WRBC, and a limited liability company indirectly controlled by a trust for the benefit of Samuel Zell and his family.

We are also subject to the Maryland Unsolicited Takeovers Act which permits our board of directors, among other things and notwithstanding any provision in our charter or bylaws, to elect on our behalf to stagger the terms of directors and to increase the shareholder vote required to remove a director. Such an election would significantly restrict the ability of third parties to wage a proxy fight for control of our board of directors as a means of advancing a takeover offer. If an acquirer was discouraged from offering to acquire us, or prevented from successfully completing a hostile acquisition, you could lose the opportunity to sell your shares at a favorable price.

Shareholder rights plans such as the plan we recently adopted for the purpose of preserving our tax benefits, are commonly understood to have anti-takeover effects. Under our tax benefit preservation rights agreement, if any person or group acquires 4.9% or more of our outstanding class A common stock without the approval of our board of directors under specific circumstances, our existing shareholders have the right to purchase shares of our class A common stock at a substantial discount to the public market price. The agreement is intended to act as a deterrent to any person or entity seeking to acquire 4.9% or more of our outstanding common stock without the prior approval of our board of directors.

The price of our class A common stock may be impacted by many factors.

As with any public company, a number of factors may impact the trading price of our class A common stock, many of which are beyond our control. These factors include, in addition to other risk factors mentioned in this section:

•	the level of institutional interest in us;

•	the perception of REITs generally and REITs with portfolios similar to ours, in particular, by market professionals;

•	the attractiveness of securities of REITs in comparison to other companies;

•	the market’s perception of our ability to successfully manage our portfolio; and

•	the general economic environment and the commercial real estate property and capital markets.

Your ability to sell a substantial number of shares of our class A common stock may be restricted by the low trading volume historically experienced by our class A common stock.

Although our class A common stock is listed on the New York Stock Exchange, the daily trading volume of our shares of class A common stock has historically been lower than the trading volume for certain other companies. As a result, the ability of a holder to sell a substantial number of shares of our class A common stock in a timely manner without causing a substantial decline in the market value of the shares, especially by means of a large block trade, may be restricted by the limited trading volume of the shares of our class A common stock.

Our shares of class A common stock may be delisted from the NYSE if the price per share trades below $1.00 for an extended period of time, which could negatively affect our business, our financial condition, our results of operations and our ability to service our debt obligations.

Our class A common stock at times has traded below $1.00. In the event the average closing price of our class A common stock for a 30-day period is below $1.00, our stock could be delisted from the NYSE. The threat of delisting and/or a delisting of our class A common stock could have adverse effects by, among other things:

•	reducing the trading liquidity and market price of our class A common stock;

•	reducing the number of investors willing to hold or acquire our class A common stock, thereby further restricting our ability to obtain equity financing; and

•	reducing our ability to retain, attract and motivate directors, officers and employees.

Risks Related to our REIT Status and Certain Other Tax Items

Our charter does not permit any individual to own more than 9.9% of our class A common stock, and attempts to acquire our class A common stock in excess of the 9.9% limit would be void without the prior approval of our board of directors.

For the purpose of preserving our qualification as a REIT for federal income tax purposes, our charter prohibits direct or constructive ownership by any individual of more than a certain percentage, currently 9.9%, of the lesser of the total number or value of the outstanding shares of our class A common stock as a means of preventing ownership of more than 50% of our class A common stock by five or fewer individuals. The charter’s constructive ownership rules are complex and may cause the outstanding class A common stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual. As a result, the acquisition of less than 9.9% of our outstanding class A common stock by an individual or entity could cause an individual to own constructively in excess of 9.9% of our outstanding class A common stock, and thus be subject to the charter’s ownership limit. There can be no assurance that our board of directors, as permitted in the charter, will increase, or will not decrease, this ownership limit in the future. Any attempt to own or transfer shares of our class A common stock in excess of the ownership limit without the consent of our board of directors will be void, and will result in the shares being transferred by operation of the charter to a charitable trust, and the person who acquired such excess shares will not be entitled to any distributions thereon or to vote such excess shares.

The 9.9% ownership limit may have the effect of precluding a change in control of us by a third party without the consent of our board of directors, even if such change in control would be in the interest of our shareholders or would result in a premium to the price of our class A common stock (and even if such change in control would not reasonably jeopardize our REIT status). The ownership limit exemptions and the reset limits granted to date would limit our board of directors’ ability to reset limits in the future and at the same time maintain compliance with the REIT qualification requirement prohibiting ownership of more than 50% of our class A common stock by five or fewer individuals.

There are no assurances that we will be able to pay dividends in the future.

We expect in the future when we generate taxable income to pay quarterly dividends and to make distributions to our shareholders in amounts so that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with our compliance with other requirements, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances that we will be able to pay dividends in the future, and we may use our substantial net operating losses carried forward to offset future taxable income, and therefore reduce our dividend requirements. In addition, some of our distributions may include a return of capital, which would reduce the amount of capital available to operate our business. There have also been recent changes to the Internal Revenue Code that would allow us to pay required dividends in the form of additional shares of common stock equal in value up to 90% of the required dividend.

We will be dependent on external sources of capital to finance our growth.

As with other REITs, but unlike corporations generally, our ability to finance our growth must largely be funded by external sources of capital because we generally will have to distribute to our shareholders 90% of our taxable income in order to qualify as a REIT, including taxable income where we do not receive corresponding cash. Our access to external capital will depend upon a number of factors, including general market conditions, the market’s perception of our growth potential, our current and potential future earnings, cash distributions and the market price of our class A common stock.

If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and face a substantial tax liability. Our taxable REIT subsidiaries will be subject to income tax.

We expect to continue to operate so as to qualify as a REIT under the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Notwithstanding the availability of cure provisions in the tax code, various compliance requirements could be failed and could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•
we would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to shareholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial, could have a material adverse effect on our book value and would reduce the amount of cash available for distribution to shareholders;

•
unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to shareholders would be reduced for each of the years during which we did not qualify as a REIT; and

•	we generally would not be eligible to requalify as a REIT for four full taxable years.

Fee income from our investment management business is expected to be realized by one of our taxable REIT subsidiaries, and, accordingly, will be subject to income tax.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities and limit our expansion opportunities.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature of our investments in commercial real estate and related assets, the amounts we distribute to our shareholders and the ownership of our stock. We may also be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investments in securities cannot include more than 10% of the outstanding voting securities of any one issuer or 10% of the total value of the outstanding securities of any one issuer unless we and such issuer jointly elect for such issuer to be treated as a “taxable REIT subsidiary” under the Internal Revenue Code. The total value of all of our investments in taxable REIT subsidiaries cannot exceed 25% of the value of our total assets. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer other than a taxable REIT subsidiary. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Since we have not originated new balance sheet investments since 2009 and transferred a substantial portion of our investments to CT Legacy REIT, our ability to satisfy the asset and income REIT qualification requirements will be more difficult and unless we are able to raise the capital to originate new balance sheet investments, our status as a REIT will ultimately be jeopardized.

Complying with REIT requirements may force us to borrow to make distributions to shareholders.

From time to time, our taxable income may be greater than our cash flow available for distribution to shareholders. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the Internal Revenue Code. Thus, we could be required to borrow funds, sell a portion of our assets at disadvantageous prices or find another alternative. These options could increase our costs or reduce our equity. Our restructured debt obligations may cause us to recognize taxable income without any corresponding cash income and we may be required to distribute additional dividends in cash and/or class A common stock.

Certain of our legacy assets are subject to separate REIT qualifications and restrictions as a result of our March 2011 debt restructuring.

In conjunction with our March 2011 debt restructuring, we transferred certain of our legacy assets to CT Legacy REIT, a special purpose entity which will be taxed as a REIT for purposes of federal income taxes. As a REIT, CT Legacy REIT is generally subject to the same risks described above with respect to distribution requirements, limitations on the types and quantities of permissible assets and income, and penalties for non-compliance with REIT regulations. As a result of restrictions under our mezzanine loan at CT Legacy REIT, cash distributions cannot be made to the shareholders of CT Legacy REIT until such debt has been fully repaid. Should a dividend be required to comply with REIT regulations, CT Legacy REIT may declare a “consent dividend” which will pass a pro-rata share of its taxable income to us without a corresponding cash payment.

In addition, CT Legacy REIT is generally precluded from making new investments, and a portion of the legacy assets which are held by CT Legacy REIT may not qualify as REIT real estate assets. Accordingly, there is a risk that as the portfolio liquidates in the ordinary course, the asset mix at CT Legacy REIT, or income thereon, may violate REIT regulations and force CT Legacy REIT to either sell assets, potentially at disadvantageous prices, and/or terminate REIT status, which could result in material taxes and penalties, and which would constitute a default under the mezzanine loan.